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                                                                 August 14, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                              Columbia Energy Group
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                                File No. 70-8801

Gentlemen:

         Columbia Energy Services Inc. has sold the assets of Columbia Energy Power Marketing Corporation (Columbia Power Marketing). As of the calendar quarter ended June 30, 2000, the operations of Columbia Power Marketing were reported as discontinued operations.


                                             Very truly yours,

                                             COLUMBIA ENERGY GROUP


                                             By:  //s//J. W. Grossman
                                                -------------------------------
                                                 J. W. Grossman, Vice President